Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-257263 on Form S-8 of VIQ Solutions Inc. of our auditor’s report dated May 2, 2022, relating to the consolidated financial statements of VIQ Solutions Inc. and its subsidiaries (the “Company”) for the year ended December 31, 2019 (which expresses an unqualified opinion) appearing in the December 31, 2021 Annual Report on Form 20-F of VIQ Solutions Inc.

/s/ MNP LLP
Chartered Professional Accountants
Licensed Public Accountants
May 2, 2022
Toronto, Canada